Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
1) EarthLink/OneMain, Inc.	Delaware
2) EarthLink Communication (Israel) Ltd.	Israel
3) Cidco Incorporated	Delaware